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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
 US Order, Inc.:

  We consent to the use of our report dated February 5, 1996 with respect to the balance sheets of US Order, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit), and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1995, and to the use of our report dated September 13, 1996, except as to note 9, which is of September 30, 1996, with respect to the balance sheet of Braun, Simmons & Co. as of December 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the year then ended, which reports are incorporated by reference herein, and to the references to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Washington, D.C.
October 8, 1996